Exhibit 99.1

SFBC INTERNATIONAL ANNOUNCES PROPOSED

OFFERING OF CONVERTIBLE SENIOR NOTES

MIAMI--Aug. 3, 2004--SFBC International, Inc. (NASDAQ: SFCC) announced today that it intends to offer, in a private placement, $100 million in aggregate principal amount of convertible senior notes due 2024. In addition, the Company expects to grant the initial purchaser an option to purchase up to an additional $15 million of convertible notes.

It is contemplated that the convertible notes will be senior unsecured obligations of the Company and will be convertible into a combination of cash and common stock of the Company. In general, upon conversion, the holder of each note would receive the conversion value of the note payable in cash up to the principal amount of the note and common stock of the Company for the note's conversion value in excess of such principal amount.

It is expected that the convertible notes will mature on August 15, 2024 and will not be redeemable by the Company prior to August 15, 2009. It is contemplated that holders of the convertible notes will be able to require the Company to repurchase some or all of the convertible notes on August 15, 2009, 2014 and 2019.

The Company intends to use up to $25 million of the net proceeds from the offering to repurchase shares of its common stock in privately negotiated transactions, which may include shares sold short by purchasers of the convertible notes concurrently with, and contingent upon, the purchase of the notes, and intends to use the excess proceeds for general corporate purposes and acquisitions.

The convertible notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities to be offered.

Please note that this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent SFBC's current expectations and beliefs, including the company's intent to complete the offering described above. The company may not proceed with the contemplated offering if market conditions are not favorable or for other reasons.

CONTACT: SFBC International, Inc.

Ana Lopez, 305-895-0304

or

KCSA Worldwide

Evan Smith, CFA, 212-896-1251

Erica Pettit, 212-896-1248